Exhibit 99.2

[Form of Lock Up Agreement]

Arsanis, Inc.

Public Offering of Common Stock

[●], 2017

Citigroup Global Markets Inc.

Cowen and Company, LLC

As Representatives of the several Underwriters,

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

c/o Cowen and Company, LLC

599 Lexington Avenue, 20th Floor

New York, NY 10022

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed underwriting agreement (the “Underwriting Agreement”), between Arsanis, Inc., a Delaware corporation (the “Issuer”), and each of you as representatives of a group of underwriters named therein (the “Underwriters”), relating to an underwritten public offering of common stock, $0.001 par value per share (the “Common Stock”), of the Issuer (the “Offering”).

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc. and Cowen and Company, LLC (collectively, the “Representatives”), offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, including the filing, whether publicly or confidentially, (or participation in the filing) of a registration statement (other than a registration statement on Form S-8) with the Securities and Exchange Commission (the “SEC”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder with respect to, any shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period from the date hereof through 180 days after the date of the Underwriting Agreement (the “Lock-Up Period”). If the undersigned is an officer or director of the Issuer, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed shares of Common Stock the undersigned may purchase in the Offering.

The provisions of the immediately preceding paragraph shall not apply to or prohibit any of the following:

(i)	the sale of shares of Common Stock by the undersigned to the Underwriters pursuant to the Underwriting Agreement;

(ii)	transactions relating to shares of Common Stock or other securities acquired in the Offering or in open market transactions after the completion of the Offering;

(iii)	transfers of shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for such capital stock as a bona fide gift or gifts;

(iv)	transfers or dispositions of shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for such capital stock to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned in a transaction not involving a disposition for value;

(v)	transfers or dispositions of shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for such capital stock to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the undersigned or the immediate family of the undersigned in a transaction not involving a disposition for value;

(vi)	transfers or dispositions of shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for such capital stock by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned; or

(vii)	distributions of shares of capital stock of the Issuer or any securities convertible into, or exercisable or exchangeable for such capital stock to partners, members or stockholders of the undersigned;

provided, that, in the case of clauses (i) and (ii) (a) no filing under Section 13 or Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock shall be required during the Lock-Up Period, other than Forms 5 and Schedule 13F, and (b) no filing under Section 13 or Section 16(a) of the Exchange Act or other public announcement shall be voluntarily made by the undersigned during the Lock-Up Period, other than Forms 5 and Schedule 13F; provided further that in the case of any transfer or distribution pursuant to clauses (iii), (iv), (v), (vi) and (vii) (a) the recipient agrees to be bound in writing by the same restrictions set forth herein for the duration of the Lock-Up Period, (b) no filing under Section 13 or Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock shall be required during the Lock-Up Period, other than Forms 5 and Schedule 13F and (c) no filing under Section 13 of Section 16(a) of the Exchange Act or other public announcement shall be voluntarily made by the undersigned or the transferee during the Lock-Up Period, other than Forms 5 and Schedule 13F and (d) any such transfer shall not involve a disposition for value.

Notwithstanding the restrictions imposed by this letter, the undersigned may, without the prior written consent of the Representatives, (a) exercise, in cash or by means of a net exercise, an option to purchase shares of Common Stock granted under any stock incentive plan or stock purchase plan of the Issuer or exercise outstanding warrants to purchase shares of the Issuer’s capital stock, provided that the underlying shares issuable upon exercise thereof shall continue to be subject to the restrictions on transfer set forth in this letter, (b) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for any transfers of Common Stock, and no filing with the SEC or other public announcement shall be required or voluntarily made by the undersigned or any other person in connection therewith, in each case during the 180-day period referred to in the immediately preceding paragraph and (c) transfer shares of Common Stock to the Issuer in connection with the termination of the undersigned’s employment with the Issuer.

If the undersigned is an officer or director of the Issuer, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, the Representatives will notify the Issuer of the impending release or waiver and (ii) the Issuer has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

This letter shall automatically terminate and the undersigned shall be released from all obligations under this letter upon the earliest to occur, if any, of (i) either the Issuer, on the one hand, or the Representatives, on the other hand, advising the other in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the Offering, (ii) the Underwriting Agreement being terminated prior to the Closing Date (as defined in the Underwriting Agreement), (iii) the registration statement filed with the SEC with respect to the Offering being withdrawn and (iv) February 16, 2018, in the event that the Underwriting Agreement has not been executed by such date.

Yours very truly,

Exact Name of Stockholder

Authorized Signature

Title (if signing on behalf of an entity)

[Form of Waiver of Lock-up]	ADDENDUM

ARSANIS, INC.

Public Offering of Common Stock

[insert date], 20

[insert name receiving waiver]

[insert address]

Dear Mr./Ms. [insert name]:

This letter is being delivered to you in connection with the offering by Arsanis, Inc. (the “Issuer”) of [●] shares of common stock, $0.001 par value per share (the “Common Stock”), of the Issuer and the lock-up letter dated [●], 2017 (the “Lock-up Letter”), executed by you in connection with such offering, and your request for a [waiver] [release] dated [insert date], 20[●], with respect to [●] shares of Common Stock (the “Shares”).

Citigroup Global Markets Inc. and Cowen and Company, LLC hereby agree to [waive] [release] the transfer restrictions set forth in the Lock-up Letter, but only with respect to the Shares, effective [insert date], 20[●]; provided, however, that such [waiver] [release] is conditioned on the Issuer announcing the impending [waiver] [release] by press release through a major news service at least two business days before effectiveness of such [waiver] [release]. This letter will serve as notice to the Issuer of the impending [waiver] [release].

Except as expressly [waived] [released] hereby, the Lock-up Letter shall remain in full force and effect.

Yours very truly,

Citigroup Global Markets Inc.

By:
Name:
Title:

Cowen and Company, LLC

By:
Name:
Title: